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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:    Williams Capital Management Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

650 Fifth Avenue, New York, NY 10019

Telephone Number (including area code): (212) 373-4240

Name and address of agent for service of process:

         State Street Bank & Trust Company
         Julie Tedesco, Vice President and Counsel
         One Federal Street
         Boston, MA 02110

         Copy to:

         Sidley Austin Brown & Wood LLP
         Frank P. Bruno, Partner
         787 Seventh Avenue
         New York, New York 10019

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X]  No [ ]

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and The Commonwealth of Massachusetts on the 21st day of August 2002.

                                                 State Street Master Trust

                                                 By:  ________________________
                                                      David James
                                                      Trustee

Attest:  __________________________
         Julie Tedesco
         Vice President and Counsel
         State Street Bank and Trust Company